Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 and Form S-1 of Mid South TransCo LLC of our report dated July 24, 2013 related to the financial statements of Mid South TransCo LLC as of December 31, 2012 and 2011 and for the twelve months ended December 31, 2012 and the period December 2, 2011 through December 31, 2011, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

New Orleans, Louisiana

July 24, 2013